EXHIBIT 10.1

                                 Promissory Note

                                 PROMISSORY NOTE                       US$ 1,000
                                 ---------------


For value received, Medina Coffee, Inc. ("Medina"), promises to pay to Harry Miller ("Mr. Miller"), the sum of US$ 1,000 Dollars (the "Debt"). The Debt is without interest.

Medina agrees to repay the Debt on demand. Mr. Miller is under no obligation to renegotiate the terms of repayment or to defer payments.

Medina agrees that if it fails to repay the Debt as required under this Note, Mr. Miller may, without notice, proceed to exercise any and all of the rights and remedies under this Note or at law or in equity, on the occurrence of any such default or at any other time. Mr. Miller may exercise any and all rights which will be cumulative and not mutually exclusive.

Medina understands that failure to repay the Debt in accordance with this Note will be considered a default. If Note is placed in the hands of an attorney for collection after default, Medina agrees to pay reasonable attorneys' fees actually incurred, plus costs.

The entire Debt is immediately due and payable in the event of the following: insolvency of Medina; if bankruptcy proceedings are instituted against Medina; dissolution of Medina; or in the event there is any deterioration, depreciation or impairment in the value of the assets of Medina.

This Note is to be governed by and construed in accordance with the laws of Washington State.


Date:    October 5 , 1999
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                               MEDINA COFFEE, INC.

                                /s/ Harry Miller
                               ----------------------------------
                           By: Harry Miller, Sole Officer & Director